Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 10, 2014

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2014, of $1,071,565 or $0.22 per share compared to $1,041,778 or $0.21 per share for the first quarter of 2013.

Total assets for the Company at the end of the quarter were $583,127,748 compared to $573,667,404 at year-end 2013 and $560,380,381 at the end of the quarter a year ago.  The asset growth is attributed to loan growth of $12.6 million and $34.5 million in the respective comparison periods.  Funding for the growth came from a combination of maturities in the investment portfolio, increases in time deposits and borrowings.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said “We are pleased to announce incremental growth in earnings at Community Bancorp. compared to the first quarter last year.  The growth in earning assets is helping to support earnings in this continued low rate environment.  The loan growth has been predominantly in commercial loans in our markets in, and around, Central Vermont.  We are happy to be a partner with these small businesses who are so vital to our economy.  I want to commend all of our employees who work hard to originate, underwrite, and service loans, without their dedication to excellence we could not achieve these great results.

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable May 1, 2014 to shareholders of record as of April 15, 2014.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.